Exhibit 5.1

August 10, 2009

Cerus Corporation

2411 Stanwell Drive

Concord, CA 94520

Ladies and Gentlemen:

We have acted as counsel to Cerus Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of Rights to Purchase Series C Junior Participating Preferred Stock (the “Purchase Rights”) to be issued pursuant to the Rights Agreement, dated November 3, 1999, as amended (the “Rights Agreement”), between the Company and Wells Fargo Bank MN, N.A. (formerly Norwest Bank Minnesota, N.A.) (the “Rights Agent”), which such Purchase Rights are associated with and evidenced by the shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Shares”), registered on the Registration Statement on Form S-3 (No. 333-154842) declared effective on December 17, 2008 (the “Related Registration Statement”). The Registration Statement incorporates by reference the Related Registration Statement, including the prospectus that forms a part of the Related Registration Statement (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; and (v) the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale of any Shares and associated Purchase Rights, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such Shares and associated Purchase Rights is not less than the par value of the Common Stock, and that, prior to any offering and sale of the Shares and associated

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cerus Corporation

August 10, 2009

Page Two

Purchase Rights, the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, will duly authorize the price at which the Shares and associated Purchase Rights are to be issued and sold.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any offering of the Shares and associated Purchase Rights, provided that: (i) the Registration Statement, as finally amended, has become effective; (ii) an appropriate Prospectus Supplement with respect to the Shares and associated Purchase Rights has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations promulgated thereunder; (iii) if the Shares and associated Purchase Rights are to be sold pursuant to a purchase, underwriting or similar agreement, such agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Shares and associated Purchase Rights and related matters; and (v) the issuance and sale of the Shares and associated Purchase Rights do not violate any applicable law or the operative certificate of incorporation or bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, then the Shares and associated Purchase Rights, when issued and sold in accordance with any duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized and validly issued, and the Common Stock will be fully paid and nonassessable.

This opinion assumes, with your consent, that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and that the Board has acted in accordance with its fiduciary duties in adopting the Rights Agreement. This opinion does not address whether the Board may be required to redeem or terminate, or take other action with respect to, the Purchase Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Purchase Rights associated with the Shares, and not any particular provision of the Purchase Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cerus Corporation

August 10, 2009

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus and any Prospectus Supplement included in the Registration Statement and the Related Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM